Exhibit 99

News
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Heminger joins PPG board of directors

PITTSBURGH, July 20, 2017 - PPG (NYSE: PPG) today announced that Gary R. Heminger, chairman and CEO of Marathon Petroleum Corporation, has been elected to join its board of directors, effective immediately. He will serve on the PPG board’s audit committee and its nominating and governance committee.

Heminger has been chairman of Marathon Petroleum Corporation since April 2016 and its chief executive officer since July 2011. Marathon Petroleum Corporation is one of the largest independent petroleum product refining, marketing, retail and pipeline transportation companies in the United States and its Speedway subsidiary owns and operates one of the nation’s largest convenience store chains.

“Gary’s proven leadership and comprehensive understanding of the energy industry and experience overseeing all aspects of the company, with industrial, transportation and retail businesses, will add valuable depth as PPG continues to grow our operations throughout the world,” said Michael H. McGarry, PPG chairman and CEO.

Heminger has spent over 40 years in a variety of leadership, financial and marketing positions with Marathon. He served as president of Marathon Petroleum Corporation from July 2011 to July 2017 and in January 2011, was appointed to the board of directors of Marathon Petroleum Corporation. From September 2001 to July 2011, Heminger served as both executive vice president - downstream, Marathon Oil Corporation and as president of Marathon Petroleum Company LLC. Previously, he served in a variety of executive level operational, marketing and business development roles.

Since June 2012, Heminger has also served as chairman of the board and chief executive officer of MPLX GP LLC, a wholly owned indirect subsidiary of Marathon Petroleum Corporation and the general partner of MPLX LP, a consolidated master limited partnership formed to own and operate midstream energy infrastructure assets.

Heminger has served on the board of directors of Fifth Third Bancorp since 2006 and serves on the boards of directors and executive committees of the American Petroleum Institute (since 2011) and of the American Fuel & Petrochemical Manufacturers. He is an emeritus trustee of the board of trustees at Tiffin University, serving as a trustee beginning in 1991 and as chairman from 1996 to 2014.

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